EXHIBIT 99.1

CONTACT:	Gary A. Harmon Chief Financial Officer (706) 876-5851 gary.harmon@dixiegroup.com

THE DIXIE GROUP PROVIDES UPDATE ON
EFFECT OF HURRICANE IVAN

CHATTANOOGA, Tenn. (September 20, 2004) -- The Dixie Group, Inc. (Nasdaq/NM:DXYN) today announced that its manufacturing and distribution facilities located in Saraland and Atmore, Alabama, were not significantly damaged by Hurricane Ivan. Revenue has been exceptionally strong during the third quarter 2004.

Commenting on the announcement, Daniel K. Frierson, chairman and chief executive officer, said, "Our carpet and rug manufacturing and distribution facilities located at Atmore and Saraland, Alabama, suffered only minor damage as a result of Hurricane Ivan. The disruption of operations and the lack of power have been the biggest issues. Fortunately, power has been restored, and we have resumed operations today.

"While we know that some of our associates had significant damage to their homes, we are not aware of an injury to any of our associates. We are very proud of our people who went the extra mile to lessen any impact of this disruption on our customers.

"Our sales and order entry have been exceptionally strong during the third quarter 2004, with year-over-year sales comparisons up over 30% through the week prior to the hurricane. The suspension of operations last week caused shipments to be delayed. In spite of the disruption, we anticipate sales for the third quarter to be about 25% higher than year ago levels."

The Dixie Group 'www.thedixiegroup.com' is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets and Dixie Home brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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